Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Paul Goodson	Rachel Lipsitz
Senior Director, Investor Relations and Corporate Communications	Media Contact
Sequenom, Inc.	inVentiv Health PR Group
858-202-9427	858-449-9575
pgoodson@sequenom.com	rachel.lipsitz@inventivhealth.com

SEQUENOM, INC. REPORTS 2015 FINANCIAL RESULTS
SAN DIEGO, March 2, 2016 /PRNewswire/ -- Sequenom, Inc. (NASDAQ: SQNM), a life sciences company committed to enabling healthier lives through the development of innovative products and services, today reported results for the fourth quarter and full year 2015.
Fourth Quarter and Full Year 2015 Highlights:

•	Fourth quarter total accessions of 42,200, up from 41,000 in Q3 2015

•	Fourth quarter noninvasive prenatal test (NIPT) accessions of 37,300, up from 35,500 in Q3 2015

•	Total accessions of 180,400 and total NIPT accessions of 156,300 in 2015

•	Fourth quarter and 2015 total revenue of $27.8 million and $128.3 million, respectively

•	Fourth quarter and 2015 license revenue of $2.3 million and $8.4 million, respectively

•	Fourth quarter and 2015 net loss of $12.2 million and $16.3 million, respectively
“We believe the clearest view of Sequenom’s current business trend can be seen by comparing our fourth quarter units to those in our third quarter of 2015,” said Dr. Dirk van den Boom, President and Chief Executive Officer. “When viewed from this perspective, our commercial efforts are beginning to pay off in the form of higher test volumes, which we expect to continue into 2016.”
Diagnostic services revenue for the fourth quarter and full year 2015 were impacted by $6.6 million and $6.9 million, respectively, associated with the transition of certain laboratory customers to licensees in 2015. The transition of these licensees reduced the total accessions in the fourth quarter of 2015 by approximately 10,000 units compared to the fourth quarter of 2014. These licensees, along with other patent pool participants, contributed to the increase in license revenue from $3.0 million in 2014 to $8.4 million in 2015.
“We made several key transitions in 2015, with our business model now including a recurring revenue stream. 2015 was the first full year under the patent pool agreement, which allows Sequenom to benefit financially when others use the intellectual property we developed for NIPT. During 2015, we launched three new tests including the most comprehensive NIPT available on the market today, MaterniT® GENOME. With MaterniT GENOME’s unmatched performance, Sequenom now offers the greatest number of options to physicians seeking to provide the best in patient care. Other key 2015 accomplishments included an agreement with United Healthcare to bring Sequenom’s tests in-network, and the completion of key oncology development milestones including analytical validation and the signing of more than five academic collaboration agreements," said Dr. van den Boom. “We believe that these accomplishments, together with our early 2016 decisions to achieve operating cost reductions and explore partnerships for our oncology programs, will allow Sequenom to establish its tests in new markets and position the company to achieve a neutral operating cash flow run rate by the end of 2017, in line with prior guidance.”
Fourth Quarter Results
Total patient samples accessioned increased by 3% to 42,200 patient samples during the fourth quarter of 2015, compared to the third quarter of 2015. Total NIPT samples accessioned in the fourth quarter were 37,300, a 5% increase compared to 35,500 samples accessioned in the third quarter of 2015. This volume growth is attributable primarily to our launch of MaterniT GENOME in the third quarter. Test samples accessioned decreased by 17.1% compared to the prior year’s fourth quarter. Total NIPT samples accessioned decreased by 14.6% compared to the fourth quarter of 2014. These decreases are due to the conversion of certain international and domestic laboratory customers to licensee status in 2015.
Revenue for the fourth quarter of 2015 was $27.8 million, compared to $29.9 million for the third quarter of 2015 and $36.8 million for the fourth quarter of 2014. Revenue is recorded primarily on a cash basis, with accrual accounting used for several third-party payors and for client bill arrangements. The decline in revenue in the fourth quarter of 2015 compared to the third quarter is attributed to reimbursement rates and timing of cash collections. Diagnostic services revenue for the fourth quarter of 2015 was approximately $6.6 million lower than the same period in 2014 as a result of the transition of certain customers to licensee status, which contributed to the increase in license fee revenue. Collections related to services performed in prior periods declined in the fourth quarter of 2015 as the amount available to collect from cash basis services in prior periods was lower.
Total cost of revenue decreased to $16.0 million for the fourth quarter of 2015, compared to $17.3 million for the prior year period. Cost of revenue decreased primarily due to the reduced volume of tests and continued cost reductions, offset by higher costs to process the more complex MaterniT GENOME test.
Gross margin for the fourth quarter of 2015 was 43% as compared to gross margin of 53% for the fourth quarter of 2014. The decrease in gross margin is attributable primarily to lower revenue as a result of reduced reimbursement per test, reduced test volume, delays in receiving payment, and higher costs for MaterniT GENOME tests, offset by higher margin license fee revenue.
Total operating expenses for the fourth quarter of 2015 were $21.9 million, as compared to total operating expenses of $22.4 million for the fourth quarter of 2014. The decrease is primarily due to lower general and administrative costs, partially offset by increases in selling and marketing expense.
Operating loss for the fourth quarter of 2015 was $10.1 million as compared to operating income of $20.0 million for the same period in 2014. During the fourth quarter of 2014, the Company recognized a gain of $22.9 million related to the pooled patents and settlement agreements with Illumina. Excluding this gain, the operating loss for the fourth quarter of 2014 was $2.9 million. Net loss for the fourth quarter of 2015 was $12.2 million, or $0.10 per diluted share, as compared to a net income of $18.3 million, or $0.14 per diluted share, for the same period in 2014.
Cash burn for the fourth quarter of 2015 was $4.7 million, compared to $7.5 million in the same period of 2014.
2015 Full Year Results
For the full year 2015, Sequenom Laboratories accessioned 156,300 NIPT patient samples and 180,400 total patient samples for all of its laboratory developed tests, compared to 163,000 NIPT samples and 197,500 total samples for the full year 2014. The decrease is primarily due to the conversion of an international laboratory customer to licensee status in 2015, which was partially offset by increased volume from a domestic laboratory customer.
Revenue for 2015 was $128.3 million, compared to $151.6 million in 2014. Diagnostic services revenue decreased to $119.8 million in 2015 from $148.6 million in 2014, partially as a result of the shift of an international laboratory customer to licensee status at the beginning of 2015. This shift, when combined with the impact of a domestic laboratory customer who converted to licensee status and the benefit of the pooled patents agreement, increased license revenue to $8.4 million in 2015 from $3.0 million in 2014. This change decreased diagnostic services revenue by $6.9 million in 2015. Lower collections related to services performed in prior years also reduced revenue in 2015 compared to 2014, as lower amounts were available to collect. In total during 2015, 39% of diagnostic services revenue was recorded on an accrual basis compared to 27% in 2014.
Net loss for 2015 of $16.3 million, $0.14 per share, includes gains on the pooled patents agreement and asset sales of $21.8 million. Net income for 2014 of $1.0 million, $0.01 per share, included gains of $22.9 million on the pooled patents agreement and $15.4 million as a result of the sale of our Bioscience business.
Net cash used in operating activities was $20.2 million for 2015, compared to $28.1 million in the prior year.
Unrecorded accounts receivable has declined from prior periods due to collections and additional amounts recorded as accounts receivable using accrual accounting. At December 31, 2015, the estimate of unrecorded accounts receivable for tests performed but not yet recognized as revenue ranges from $16 million to $18 million.
As of December 31, 2015, total cash, cash equivalents, and marketable securities were $76.2 million.
2015 Operational Highlights

•
At December 31, 2015, there were 39 participants in the patent pool, including Illumina and Sequenom, 18 of which were active. Many inactive licensees are in the process of developing and validating a NIPT to be performed in their own laboratories.

•
Sequenom Laboratories completed an agreement with United Healthcare to bring Sequenom’s NIPT testing services in-network, effective October 1, 2015. Sequenom Laboratories now has coverage for over 200 million commercial lives and 46 million Medicaid lives.

•
Sequenom Laboratories launched 3 new NIPT during 2015: VisibiliT™ (US launch), HerediT® UNIVERSAL, and MaterniT GENOME. Over 3,000 MaterniT GENOME tests were performed in 2015, with the fourth quarter as the first full quarter following launch.

•
We reached all of our development milestones in the oncology program, including analytical validation, and started our clinical program with more than five domestic and international academic collaborations to explore Sequenom’s research use only oncology assays.

2016 Developments

•
We announced the publication of our clinical validation results for MaterniT GENOME in the American Journal of Obstetrics and Gynecology. The MaterniT GENOME test showed exceptional performance in the detection of full chromosome aneuploidies as well as sub chromosomal abnormalities as small as 7 megabases. MaterniT GENOME’s content as well as its performance have been well received by the physician community.

•
Sequenom Laboratories completed an agreement with Anthem Blue Cross for its tests to be in-network in California, starting, March 1, 2016. This agreement covers tests for high risk and average risk pregnancies. This agreement is a first step in our strategy to leverage the testing portfolio for the average risk market, which Sequenom Laboratories entered at the end of 2015.

Non-GAAP Financial Measures
“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States. To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the full year and quarter ended December 31, 2015. Management uses non-GAAP financial measures because it believes that a cash flow metric incorporating cash used in operations and certain other uses of cash are important to understand the cash requirements of the business. The Company reported cash burn as a non-GAAP financial measure. This non-GAAP financial measure is not in accordance with or an alternative to GAAP.

Management uses cash burn to evaluate performance compared to forecasts. Cash burn is calculated as the sum of net cash used by operating activities, purchases of property, equipment and leasehold improvements and, payments on long-term obligations. In 2015, cash burn was also adjusted for the cash payment of convertible note exchange transaction costs. In 2014, cash burn also was adjusted to exclude the cash proceeds from the litigation settlement and the accelerated royalty payment in connection with the purchase of certain patents, since these transactions were not used to evaluate management performance related to cash burn. The reconciliations of cash used by operating activities, the GAAP measure most directly comparable to cash burn, is provided on the attached schedule.
Conference Call Information
A conference call hosted by Dr. Dirk van den Boom, President and CEO, and other members of senior management will take place today, March 2, 2016 at 5:00 p.m. ET (2:00 p.m. PT) and will be webcast live on the Sequenom website. To access the live teleconference call, dial 877-883-0383 (U.S. / Canada) or 412-902-6506 (other countries). Please use code 9189690. For interested parties unable to listen to the live conference call, a replay will be available through April 2, 2016. The replay will be accessible by dialing 877-344-7529 (US toll free), 855-669-9658 (Canada toll free), or 412-317-0088 (international toll), and entering the conference number 10081831.The conference call webcast is also accessible through the "Invest" section of the Sequenom website at www.sequenom.com/invest. An online replay will be available following the initial broadcast until April 2, 2016.
About Sequenom
Sequenom, Inc. (NASDAQ: SQNM) is committed to enabling healthier lives through the development of innovative products and services. The Company serves patients and physicians by providing early patient management information. To learn how Sequenom is interpreting the genome to improve your life, visit www.sequenom.com.
About Sequenom Laboratories
Sequenom Laboratories, a CAP-accredited and CLIA-certified molecular diagnostics laboratory, has developed a broad range of laboratory tests, with a focus principally on prenatal care. Branded under the names HerediT®, HerediT® UNIVERSAL, MaterniT® GENOME, MaterniT21® PLUS, NextView®, SensiGene® and VisibiliT™, these molecular genetic laboratory-developed tests provide early patient management information for obstetricians, geneticists, and maternal fetal medicine specialists. Sequenom Laboratories is changing the landscape in genetic diagnostics using proprietary cutting edge technologies. Visit www.laboratories.sequenom.com and follow @SequenomLabs.
SEQUENOM®, HerediT®, MaterniT® GENOME, MaterniT21® PLUS, NextView®, SensiGene®, VisibiliT™ and Sequenom Laboratories™ are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the development of innovative products and services, the expectation of higher test volumes in 2016, the ability to achieve operating cost reductions and secure partnerships for our oncology programs, the ability to establish Sequenom’s tests in new markets including the average-risk pregnancy market and the ability to position the Company to achieve a neutral operating cash flow run rate by the end of 2017. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Quarterly Report on Form 10-Q, our Annual Report on Form 10-K, which we expect to file shortly, and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SEQUENOM, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share information)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Revenues:
Diagnostic services, net	$25,555	$35,130	$119,838	$148,605
License	2,255	1,659	8,444	2,964
Total revenues	27,810	36,789	128,282	151,569
Costs and expenses:
Cost of revenues	15,981	17,295	66,952	83,475
Selling and marketing	9,338	6,899	34,725	30,826
Research and development	5,427	5,056	22,839	25,005
General and administrative	7,124	10,383	32,741	46,910
Restructuring costs and other charges	—	22	656	1,907
Total costs and expenses	37,870	39,655	157,913	188,123
Gain on pooled patents agreement and sale of assets	—	22,850	21,750	22,850
Operating (loss) income	(10,060)	19,984	(7,881)	(13,704)
Interest and other expense, net	(2,062)	(2,002)	(8,206)	(8,336)
(Loss) income from continuing operations before income taxes	(12,122)	17,982	(16,087)	(22,040)
Income tax (expense) benefit	(37)	(1,235)	(244)	7,676
(Loss) income from continuing operations	(12,159)	16,747	(16,331)	(14,364)
Discontinued operations:
Earnings from discontinued operations, net of tax	—	1,564	—	15,376
Net (loss) income	$(12,159)	$18,311	$(16,331)	$1,012

Net (loss) income per common share, basic
Continuing operations	$(0.10)	$0.14	$(0.14)	$(0.12)
Discontinued operations	$—	$0.01	$—	$0.13
Net (loss) income	$(0.10)	$0.16	$(0.14)	$0.01
Net (loss) income per common share, diluted
Continuing operations	$(0.10)	$0.13	$(0.14)	$(0.12)
Discontinued operations	$—	$0.01	$—	$0.13
Net (loss) income	$(0.10)	$0.14	$(0.14)	$0.01
Shares used in computing (loss) income per share
Basic	118,591	117,377	118,223	116,729
Diluted	118,591	146,228	118,223	116,729

SEQUENOM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash, cash equivalents and marketable securities	$76,170	$93,897
Accounts receivable, net	6,421	9,131
Inventories	2,417	6,516
Other current assets and prepaid expenses	3,991	12,112
Total current assets	88,999	121,656
Property, equipment and leasehold improvements, net	10,059	15,348
Other assets	19,724	24,067
Total assets	$118,782	$161,071

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$5,234	$6,089
Accrued expenses	15,368	22,155
Long-term debt and obligations, current portion	316	4,144
Other current liabilities	589	2,581
Deferred gain on pooled patents agreement	—	21,000
Total current liabilities	21,507	55,969
Long-term liabilities	135,673	136,266
Total stockholders' deficit	(38,398)	(31,164)
Total liabilities and stockholders' deficit	$118,782	$161,071

SEQUENOM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)
	Years Ended December 31,
	2015	2014
Operating activities
Net (loss) income	$(16,331)	$1,012
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Gain on pooled patents agreement and sale of assets	(21,723)	(21,000)
Gain on sale of discontinued operations	—	(24,291)
Loss from discontinued operations, net of tax	—	583
Share-based compensation	7,038	11,519
Depreciation and amortization	10,144	12,232
Non-cash restructuring costs and other charges	386	1,907
Other non-cash items	1,285	387
Changes in operating assets and liabilities:
Accounts receivable	2,710	(6,579)
Inventories	4,099	5,082
Prepaid expenses and other assets	1,238	(1,675)
Accounts payable and accrued expenses	(7,641)	(5,681)
Deferred taxes	577	345
Other liabilities	(1,984)	(1,927)
Net cash used in operating activities of continuing operations	(20,202)	(28,086)
Investing activities
Purchases of property, equipment and leasehold improvements	(2,067)	(2,236)
Purchases of marketable securities	(25,187)	(45,128)
Maturities of marketable securities	30,000	24,203
Net cash received from sale of segment	—	29,291
Proceeds from pooled patents agreement	6,000	42,150
Proceeds from the sale of assets	750	—
Change in restricted cash	996	—
Distribution from pooled patents agreement	—	(6,150)
Net cash paid for other assets	—	(9,250)
Net cash provided by investing activities of continuing operations	10,492	32,880
Financing activities
Payments on term loan and capital lease obligations	(4,144)	(7,541)
Proceeds from common stock issued under employee stock plans	932	1,833
Net cash used in financing activities of continuing operations	(3,212)	(5,708)
Discontinued operations
Net cash provided by operating activities of discontinued operations	—	2,816
Net cash used in investing activities of discontinued operations	—	(164)
Net cash provided by discontinued operations	—	2,652
Effect of exchange rate changes on cash and cash equivalents	(43)	(18)
Net (decrease) increase in cash and cash equivalents	(12,965)	1,720
Cash and cash equivalents at beginning of period	63,309	61,589
Cash and cash equivalents at end of period	$50,344	$63,309

SEQUENOM, INC.
RECONCILIATION OF CASH BURN
(Unaudited)
(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Cash Burn:
Net cash used in operating activities	$4,178	$5,744	20,202	28,086
Purchases of property, equipment and leasehold improvements	376	1,229	2,067	2,236
Payments on long-term obligations	102	1,900	4,144	7,541
Payment of convertible note exchange transaction costs	—	—	(1,605)	—
Litigation settlement	—	1,850	—	1,850
Accelerated royalty payment related to purchase of patents	—	(3,250)	—	(3,250)
Cash burn(1)	$4,656	$7,473	$24,808	$36,463

(1) See accompanying Non-GAAP Financial Measures section for description of adjustments.